UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 6, 2015

Date of Report (Date of earliest event reported)

Recursos Montana S.A.

(Exact Name of Registrant as Specified in Charter)

Nevada

333-179886

98-1032170

(State or Other

(Commission File Number)

(IRS Employer

Jurisdiction of Incorporation)

Identification No.)

1st Street, #3, Cerros del Atlantico, Puerto Plata, Dominican Republic

(Address of Principal Executive Offices)

037-0022-0092

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01

Entry into a Material Definitive Agreement

On February 6, 2015, Recursos Montana, S.A., a Nevada corporation (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) with Tanaris Power Inc. (“Tanarais”) and The Blackhawk III Venture Trust, the sole shareholder of Tanaris (the “Shareholder”), pursuant to which the Company will acquire all of the issued and outstanding capital stock of Tanaris (the “Stock Purchase”).

In consideration of the Stock Purchase, the Company agreed to (i) issue to the Shareholder shares of its common stock equal 51% of the issued and outstanding common stock of the Company at the closing, and (ii) pay to Tanaris cash consideration in the aggregate amount of $350,000.   The cash consideration shall be paid by the Company in bi-monthly payments of $50,000, with the final payment due on April 30, 2015.  Upon the consummation of the Stock Purchase, Tanaris will be a wholly-owned subsidiary of the Company.

Tanaris is the owner of certain rights in connection with the marketing and sale of smart lithium-ion batteries and battery technologies for various industrial vehicles markets and related applications.

The Agreement has been approved by the boards of directors of the Company and Tanaris.  Subject to any other requisite approvals, and other customary closing conditions, the transaction is expected to be completed no later than three (3) days after the closing conditions set forth in the Agreement have either been satisfied or waived by the appropriate party.  It is anticipated that at the closing of the Stock Purchase, the entire management team of the Company will be replaced and the current directors of the Company shall resign.

The Agreement includes customary representations, warranties and covenants of the Company, Tanaris and the Shareholder made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Agreement and are not intended to provide factual, business, or financial information about the Company, Tanaris or the Shareholder. Moreover, some of those representations and warranties (i) may not be accurate or complete as of any specified date, (ii) may be subject to a contractual standard of materiality different from those generally applicable to shareholders or different from what a shareholder might view as material, (iii) may have been used for purposes of allocating risk among the Company, Tanaris and the Shareholder, rather than establishing matters as facts, or (iv) may have been qualified by certain disclosures not reflected in the Agreement that were made to the other party in connection with the negotiation of the Agreement and generally were solely for the benefit of the parties to that agreement. The Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company that has been, is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q, Forms 8-K, proxy statements and other documents that the Company files with the SEC.

The Agreement also includes certain termination provisions for the Company and Tanaris, including for material adverse effects to either party, willful misconduct, mutual agreement or if the closing date of the Stock Purchase has not occurred on or before June 30, 2015.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is included as an exhibit to this Current Report on Form 8-K and is incorporated by reference herein.

Section 5 – Corporate Governance and Management

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

Appointment of Director

On February 6, 2015, Bruce Farmer was appointed as a member of the board of directors of the Company.

Mr. Farmer does not have any family relationships with any other executive officers or directors of the Company, or persons nominated or chosen by the Company to become directors or executive officers.  There is no arrangement or understanding pursuant to which Mr. Farmer was appointed as a member of the board of directors.  Furthermore, the Company is not aware of any transactions requiring disclosure under Item 404(a) of Regulation S-K, except that Mr. Farmer is the Chief Executive Officer of Tanaris and the trustee of the Shareholder in connection with the Agreement.  It is contemplated that Mr. Farmer may serve on certain committees of the board of directors, but no such committee appointments have been made at this time.

The board of directors believes that Mr. Farmer’s extensive business and management experience will be invaluable in achieving the Company’s goals.

Professional History of Bruce Farmer

Bruce Farmer is currently the President, CEO and Director of Tanaris Power Inc. He has held these positions with Tanaris Power Inc. since the company was established in January 2015. Since September 2014, Mr. Farmer has been the President and CEO of Kolasco Corp., a company focusing on translation and interpretation services.  Mr. Farmer is also President, CEO and Director of Enterprise Asset Management Inc. and Zippy Maid Inc., both of which he founded in February 2013. Mr. Farmer is also currently Manager of Thunderbird Ventures LLC, which he established in April 2012.  Prior to his current and active ventures, Mr. Farmer founded and was President, CEO and Director of Capilano Capital Inc. from March 2014 to June 2014.  From January 2010 through December 2012, Mr. Farmer was President and CEO of Alisarda Explorations Ltd.  From November 2009 through May 2012 Mr. Farmer was President, CEO and Director of Blackhawk Resources Inc.  From June 2009 through April 2012, Mr. Farmer was founder, President and CEO of US Terra Energy Corp. In all, Mr. Farmer has in excess of 25 years business and management experience, and over 30 years of expertise in information technology.

Section 9 – Financial Statements and Exhibits

Item 9.01

Financial Statements and Exhibits

(d)

Exhibits

Exhibit 2.1

Stock Purchase Agreement by and among the Company, Tanaris and the Stockholder, dated February 6, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 12, 2015

Recursos Montana, S.A.

By:  /s/ Luis Asdruval Gonzalez Rodriguez

Luis Asdruval Gonzalez Rodriguez, Chief Executive Officer

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